Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

RSC Capital Corporation

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated April 30, 2013 except for Note 13 which is as of February 8, 2014, relating to the consolidated financial statements of First Allied Holdings Inc., and February 27, 2012, relating to the financial statements of First Allied Securities, Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Richmond, Virginia

February 12, 2014